Exhibit 99.1

NextCure Provides Business Update and

Reports Third Quarter 2025 Financial Results

BELTSVILLE, Md. – November 5, 2025 – NextCure, Inc. (Nasdaq: NXTC), a clinical-stage biopharmaceutical company committed to discovering and developing novel, first-in-class, and best-in-class therapies to treat cancer, today provided a business update and reported third quarter 2025 financial results.

“We have made significant progress advancing our promising ADC programs,” said Michael Richman, NextCure’s president and CEO. “We recently began U.S. enrollment in the Phase 1 trial for SIM0505, our CDH6 ADC, initiating at a mid-tier dose range where multiple clinical responses were observed in China by our partner Simcere Zaiming. We expect to advance into higher-dose cohorts in the US shortly, as is currently occurring in China. We believe the ability to dose at levels that match or exceed competitor CDH6-targeting ADCs should demonstrate the promise of this program. We also received FDA clearance for our LNCB74 protocol amendment, giving us the ability to add higher dose escalation cohorts. We plan to provide proof of concept data readouts on SIM0505 and LNCB74 in the first half of 2026.”

Business Highlights and Near-Term Milestones

SIM0505 (CDH6 ADC)

●	A novel antibody drug conjugate (ADC) directed to cadherin-6 (CDH6 ADC), featuring a proprietary topoisomerase 1 inhibitor (TOPOi) payload, designed for broad anti-tumor activity, fast systemic clearance and an improved potential therapeutic window.
●	Acquired global rights in June 2025, excluding greater China where Simcere Zaiming retained rights.
●	First U.S. patient dosed in October 2025 at a mid-tier dose level where multiple responses have been observed along with good tolerability in the ongoing Chinese trial.
●	Proof of concept data readout, including data from Simcere Zaiming’s ongoing Phase 1 trial, in the first half of 2026.

LNCB74 (B7-H4 ADC)

●	A novel ADC directed to B7-H4, featuring a proprietary tumor-selective cleavable linker and a tubulin inhibitor monomethyl auristatin E (MMAE) payload.
●	Co-developed with LigaChem Biosciences Inc. in a 50-50 cost share arrangement.

●	Received Food and Drug Administration (FDA) acceptance of a protocol amendment giving us the ability to add higher dose escalation cohorts.
●	Proof of concept data readout in the first half of 2026.

Financial Results for Quarter Ended September 30, 2025

●	Cash, cash equivalents, and marketable securities as of September 30, 2025 were $29.1 million as compared to $68.6 million as of December 31, 2024. The decrease of $39.5 million was primarily due to cash used to fund operations, including the $12.0 million upfront license fee to Simcere Zaiming. We expect current financial resources to be sufficient to fund operating expenses and capital expenditures into mid-2026.
●	Research and development expenses were $6.1 million for the three months ended September 30, 2025, as compared to $8.8 million for the three months ended September 30, 2024. The decrease of $2.6 million was due to lower costs related to deprioritized programs, lower preclinical development costs and lower personnel-related costs.
●	General and administrative expenses were $2.8 million for the three months ended September 30, 2025, as compared to $3.7 million for the three months ended September 30, 2024. The decrease of $0.9 million was primarily related to lower personnel costs.
●	Net loss was $8.6 million for the three months ended September 30, 2025, as compared to a net loss of $11.5 million for the three months ended September 30, 2024 due to the lower research and development costs and lower general and administrative costs as described above, partially offset by lower other income.

About NextCure, Inc.

NextCure is a clinical-stage biopharmaceutical company that is focused on advancing innovative medicines that treat cancer patients that do not respond to, or have disease progression on, current therapies, through the use of targeted therapies including antibody-drug conjugates. We focus on advancing therapies that leverage our core strengths in understanding biological pathways and biomarkers, the interactions of cells, including in the tumor microenvironment, and the role each interaction plays in a biologic response. Please visit www.nextcure.com for more information.

Forward-Looking Statements

Some of the statements contained in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including with respect to funding for our operations, objectives and expectations for our business, operations and financial performance and condition, including the progress and results of clinical trials, development plans and upcoming milestones regarding our therapies. Any statements contained herein that are not statements of historical fact may be deemed to be forward-

looking statements. In some cases, you can identify forward-looking statements by terminology such as “aim,” “anticipate,” “assume,” “believe,” “continue,” “could,” “should,” “due,” “estimate,” “expect,” “intend,” “hope,” “may,” “objective,” “plan,” “predict,” “potential,” “positioned,” “seek,” “target,” “towards,” “forward,” “later,” “will,” “would” and other similar expressions that are predictions of or indicate future events and future trends, or the negative of these terms or similar language.

Forward-looking statements involve substantial risks and uncertainties that could cause actual results to differ materially from those projected in any forward-looking statement. Such risks and uncertainties include, among others: positive results in preclinical studies may not be predictive of the results of clinical trials; NextCure’s limited operating history and not having any products approved for commercial sale; NextCure’s history of significant losses; NextCure’s need and ability to obtain additional financing on acceptable terms or at all; risks related to clinical development, marketing approval and commercialization; NextCure’s ability to maintain listing of its common stock on the Nasdaq Global Select Market; and NextCure’s dependence on key personnel. More detailed information on these and additional factors that could affect NextCure’s actual results are described under the heading “Risk Factors” in NextCure’s most recent Annual Report on Form 10-K and in NextCure’s other filings with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements. Forward-looking statements speak only as of the date of this press release, and NextCure assumes no obligation to update any forward-looking statements, even if expectations change.

Selected Financial Information

Selected Statement of Operations Items:	Three Months Ended		Nine Months Ended
	September 30,		September 30,

(in thousands, except share and per share amounts)	2025	2024	2025	2024
Operating expenses:
Research and development	$6,136	$8,770	$38,123	$32,586
General and administrative	2,809	3,725	9,736	12,165
Restructuring and asset impairment	-	-	-	2,542
Loss from operations	(8,945)	(12,495)	(47,859)	(47,293)
Other income, net	321	955	1,451	3,242
Net loss	$(8,624)	$(11,540)	$(46,408)	$(44,051)
Net loss per common share - basic and diluted	$(3.22)	$(4.95)	$(18.84)	$(18.91)
Weighted-average shares outstanding - basic and diluted	2,676,116	2,331,320	2,462,821	2,329,219

Selected Balance Sheet Items:
			September 30,	December 31,
(in thousands)			2025	2024
Cash, cash equivalents, and marketable securities			$29,110	$68,621
Total assets			$39,613	$80,860
Accounts payable and accrued liabilities			$10,995	$9,574
Total stockholders' equity			$23,646	$65,472

Investor Inquiries

Timothy Mayer, Ph.D.

NextCure, Inc.

Chief Operating Officer

(240) 762-6486

IR@nextcure.com